Exhibit 4.4

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF
SERIES I CONVERTIBLE PREFERRED STOCK

OF RENOVARE ENVIRONMENTAL, INC.

Renovare Environmental, Inc., a corporation organized and existing under the laws of the State of Delaware ("Company"), hereby certifies that the Board of Directors of the Company (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its certificate of incorporation and bylaws, has and hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

1.            Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series I Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be One Hundred Fifty Thousand (150,000) shares. Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meanings as set forth in Section 19 below.

2.            Ranking. The Preferred Shares shall rank junior to any existing and future Indebtedness, and to any existing series of the Company’s Preferred Stock (including, without limitation, the Series G Convertible Preferred Stock and Series H Convertible Preferred Stock (each as defined in the Securities Purchase Agreement)); in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Senior Securities”) or any future series of existing Indebtedness or preferred stock of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), all other shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, preferences, privileges, and designations provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.            Conversion. From and after the Resale Eligibility Date, each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 3.

(a)            Holder’s Conversion Right. Subject to the provisions of Section 3(e), at any time or times after the Resale Eligibility Date each Holder shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below).

(b)            Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion (the “Conversion Shares”) of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)            Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i)            Holder’s Conversion. Subject to the provisions of Section 3(e), to convert Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (via electronic mail), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of an executed notice of conversion of Preferred Shares subject to such conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company, which Conversion Notice shall be subject to an adjustment pursuant to Section 6 to the Conversion Price set forth on such Conversion Notice upon the close of the Principal Market on the Conversion Date. If required by Section 3(c)(ii), within three (3) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii)            Company’s Response. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit B, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program and (y) such Conversion Shares to be so issued are eligible for resale pursuant to Rule 144 credit such aggregate number of Conversion Shares to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of Conversion Shares to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 3(c)(i) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii)            Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)            Intentionally omitted.

(v)            Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 18.

(vi)            Book-Entry. Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 3(c)(vi)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.

(d)            Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e)            Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Designation (“Certificate of Designation”), at no time may all or a portion of the Preferred Shares be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the holder’s beneficial ownership to exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) by such holder at such time, the number of shares of Common Stock more than 4.99% of all of the Common Stock issued and outstanding at such time (which provision may be waived by such Holder by written notice from such Holder to the Company, which notice shall be effective sixty-one (61) calendar days after the date of such notice). Additionally, in no event shall any Preferred Shares be converted if after giving effect to the conversion, the Holder would beneficially own more than 9.99% of all of the Common Stock issued and outstanding at such time. For purposes of this Section 3(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within sixty (60) days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this Section 3(e) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitations herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

4.            Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 5(a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the consummation of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designation), as adjusted in accordance with the provisions of this Certificate of Designation. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

5.            Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a)            Purchase Rights. In addition to any adjustments pursuant to Section 6 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

(b)            Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Preferred Shares held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares contained in this Certificate of Designation) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provisions of this Section 5 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designation.

6.            Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.

(a)            Without limiting any provision of Section 5, if the Company at any time on or after the first date of issuance of any Series I Preferred Shares (the “Initial Issuance Date”), subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 5, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 6 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b)            On the close of trading of the thirtieth (30) Trading Day following the Company’s Reverse Stock Split (the “Adjustment Date”), the Conversion Price shall automatically be adjusted to lower of (i) the split-adjusted Conversion Price or (ii) the Closing Bid Price on the Adjustment Date.

7.            Authorized Shares.

(a)            Reservation. The Company shall as of the Adjustment Date so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares issued or issuable pursuant to this Certificate of Designation without taking into account any limitations on the issuance of securities set forth herein, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designation) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)            Insufficient Authorized Shares. If, notwithstanding Section 7(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting or obtain written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement or information statement, as applicable, and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal.

8.            Voting Rights. The Preferred Shares shall not be entitled to vote on matters as to which holders of Common Stock shall be entitled to vote.

9.           Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the DGCL, to (a) amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of the Principal Market; (b) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Preferred Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Company the right to repurchase shares upon the termination of services); or (c) issue any preferred stock that is junior in rank to the Preferred Shares.

10.            Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

11.            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designation.

12.          Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (iii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

13.            Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

14.            Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the Bylaws and by applicable law to the Holder’s last known address as set forth in the records of the Company.

15.            Transfer of Preferred Shares. Any Holder may transfer some or all of its Preferred Shares without the consent of the Company.

16.            Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

17.            Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

18.            Dispute Resolution.

(a)            Submission to Dispute Resolution.

(i) In the case of a dispute relating to a Conversion Price, or the arithmetic calculation of a Conversion Rate (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the applicable Holder (as the case may be) shall submit the dispute to the other party via facsimile (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to promptly resolve such dispute relating to such Closing Sale Price, such Conversion Price, arithmetic calculation of such Conversion Rate (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder may, with the consent of the Company (not to be unreasonably or untimely withheld), select an independent, reputable investment bank to resolve such dispute.

(ii) Such Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 18 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation) ..

(iii) The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)            Miscellaneous.

(i)            The Company expressly acknowledges and agrees that (i) this Section 18 constitutes an agreement to arbitrate between the Company and each Holder (and constitutes an arbitration agreement) under §7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that any Holder is authorized to apply for an order to compel arbitration pursuant to CPLR §7503(a) in order to compel compliance with this Section 18, (ii) the terms of this Certificate of Designation and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designation and any other applicable Transaction Document, (iii) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 18 to any state or federal court sitting in the City of New York, Borough of Manhattan, subject to any choice of law provision in the Securities Exchange Agreement, in lieu of utilizing the procedures set forth in this Section 18 and (iv) nothing in this Section 18 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 18).

(ii)            Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designation, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that such Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and such Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due hereunder which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of nine percent (9%) per year from the date such amount was due until the same is paid in full (“Late Charge”).

19.            Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a)            “Bloomberg” means Bloomberg, L.P.

(b)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)            “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 18. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(d)            “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(e)            “Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the Stated Value thereof.

(f)            “Conversion Price” means $0.04, subject to adjustment as provided in this Certificate of Designation.

(g)          “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(h)            “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the Principal Market.

(i)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)            “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5)  reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(k)            “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all Indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(l)            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(m)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(n)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(o)            “Principal Market” means the OTC PINK, OTCQB, OTCQX, or OTCBB.

(p)            “Required Holders” means the holders of at least a majority of the outstanding Preferred Shares.

(q)            “Reverse Stock Split” means the effective date of the initial reverse stock split of the Common Stock on the Principal Market after the date hereof.

(r)             “Securities Purchase Agreement” means that certain securities purchase and exchange agreement by and among the Company and the investors signatory thereto, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(s)            “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(t)            “Subsidiary” or “Subsidiaries” means any subsidiary of the Company, including, where applicable, any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(u)            “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(v)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(x)            “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation of Series I Convertible Preferred Stock of Inc. to be signed by its duly authorized officer on this 19th day of August, 2022.

RENOVARE ENVIRONMENTAL, INC.

By:	/s/ Brian C. Essman
	Name:	Brian C. Essman
	Title:	Chief Financial Officer

EXHIBIT A

RENOVARE ENVIRONMENTAL, INC.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designation of Series I Convertible Preferred Stock of Renovare Environmental, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series I Convertible Preferred Stock (the “Preferred Shares”), of Renovare Environmental, Inc., a Delaware corporation (the “Company”), indicated below into shares of common stock, $0.0001 value per share, of the Company, as of the date specified below.

Date of Conversion: _________________________________________________________________________

Number of Preferred Shares to be converted: ______________________________________________________

Share certificate no(s). of Preferred Shares to be converted: ___________________________________________

Tax ID Number (If applicable): _________________________________________________________________

Conversion Price: __________________________________________________________________________

Number of shares of Common Stock to be issued: ___________________________________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ________________________________________________________________________________

________________________________________________________________________________

Address: ________________________________________________________________________________

Telephone Number: ________________________________________________________________________

Facsimile Number: _________________________________________________________________________

Holder: _________________________________________________________________________________

By: ________________________________________________________________________________________

Title: ________________________________________________________________________________________

Dated: ________________________________________________________________________________________

Account Number (if electronic book entry transfer): _______________________________________________________________________________________

Transaction Code Number (if electronic book entry transfer): _______________________________________________________________________________________

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [_________________________] to issue the above indicated number of shares of Common Stock in accordance with the Conversion Notice dated __________, 202_ from the Company and acknowledged and agreed to by [_____________________].

RENOVARE ENVIRONMENTAL, INC.

By:
Name:
Title:

19